AMENDED AND RESTATED

SCHEDULE A

dated April 7, 2022 to the

to the

SUBADVISORY AGREEMENT,

dated December 29, 2021, between

PERPETUAL US SERVICES, LLC

and

BARROW, HANLEY, MEWHINNEY & STRAUSS, LLC

The Adviser shall pay to the Subadviser as compensation for the Subadviser’s services rendered, a fee. The Advisory Fee of each Mutual Fund shall be split 50% between Perpetual US Services, LLC and Barrow, Hanley, Mewhinney, and Strauss, LLC:

Fund	Rate
Barrow Hanley Emerging Markets Value Fund (Adv. Fee: 0.87%)	0.435%
Barrow Hanley International Value Fund (Adv. Fee: 0.66%)	0.33%
Barrow Hanley Concentrated Emerging Markets ESG Opportunities Fund (Adv. Fee: 0.93%)	0.465%
Barrow Hanley Total Return Bond Fund (Adv. Fee: 0.35%)	0.175%
Barrow Hanley Credit Opportunities Fund (Adv. Fee: 0.60%)	0.30%
Barrow Hanley Floating Rate Fund (Adv. Fee: 0.45%)	0.225%
Barrow Hanley US Value Opportunities Fund (Adv. Fee: 0.55%)	0.275%

ACKNOWLEDGED AND ACCEPTED BY:

PERPETUAL US SERVICES, LLC

By:	/s/ Charles S. Thompson II
Name: Charles S. Thompson II
Title: Head of Distribution & Strategy- Americas

BARROW, HANLEY, MEWHINNEY & STRAUSS, LLC

By:	/s/ Patricia Barron
Name: Patricia Barron
Title: Sr. Managing Director and Chief Operating Officer